Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$1,177,000 Autocallable Contingent Buffered Return Enhanced Notes Due August 19, 2031

Linked to the Least Performing of the Shares of the VanEck® Semiconductor ETF, the Shares of the Global X Uranium ETF and the Shares of the State Street® Financial Select Sector SPDR® ETF

General

Any capitalized terms used but not defined in the following bullets have the meaning set forth under “Summary” in this pricing supplement.

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

￭Payments on the Notes are based on the performance of the shares of the VanEck® Semiconductor ETF (the “SMH Fund”), the shares of the Global X Uranium ETF (the “URA Fund”) and the shares of the State Street® Financial Select Sector SPDR® ETF (the “XLF Fund” and each, a “Reference Asset”), as described below

￭The Notes will be automatically called if the Closing Value of each Reference Asset on the Review Date (as specified under “Summary” below) is equal to or greater than 85.00% of its Initial Value (its “Call Value”), in which case you will receive a cash payment per Note equal to the Principal Amount plus the Call Premium (as specified under “Summary” below). Following an automatic call, no further amounts will be owed to you under the Notes.

￭If the Notes are not automatically called and the Final Value of the Reference Asset with the lowest Reference Asset Return (the “Least Performing Reference Asset”) is greater than 85.00% of its Initial Value, you will receive a return at maturity equal to 125.00% times the percentage by which the Final Value of the Least Performing Reference Asset is greater than 85.00% of its Initial Value

￭If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is equal to or less than 85.00% of its Initial Value and equal to or greater than its Buffer Value, you will receive the Principal Amount

￭If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose approximately 1.4286% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of 30.00% and you may lose up to 100.00% of the Principal Amount

￭The Notes do not bear interest or pay any coupons prior to maturity

￭The Trade Date was August 14, 2026 and the Notes will settle on August 19, 2026 and will have a term of approximately 5 years, if not automatically called prior to maturity

￭Minimum investment of $1,000 and integral multiples of $1,000 in excess thereof

￭CUSIP / ISIN: 063941GU6 / US063941GU65

￭See “Summary” beginning on page P-3 herein for additional information

All payments on the Notes will be made in cash. Any payment on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-9 herein and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes at the time the terms of your Notes were set on the Trade Date was $988.47 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-14 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$1,177,000.00
Underwriting commissions(1)	0.00%	$0.00
Proceeds to The Bank of Nova Scotia	100.00%	$1,177,000.00

(1)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at the Principal Amount. The Bank will also periodically pay any such third-party dealer a structuring fee of $2.50 per Note with respect to all of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated August 14, 2026

Scotia Capital (USA) Inc.

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Least Performing Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the Reference Assets or any of the constituent stocks or other assets, as applicable, of the Reference Assets (the “Reference Asset Constituents”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset or any Reference Asset Constituent, including without limitation, any voting rights or rights to receive any dividends or other distributions.

Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting commissions and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with SCUSA and/or other dealers participating in the offering of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-9 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	063941GU6 / US063941GU65
Type of Notes:	Autocallable Contingent Buffered Return Enhanced Notes
Reference Assets:	As set forth in the following table:
	Reference Asset	Bloomberg Ticker	Initial Value	Call Value	Buffer Value
	Shares of the VanEck® Semiconductor ETF	SMH	$587.82	$499.65, which is equal to 85.00% of its Initial Value	$411.47, which is equal to 70.00% of its Initial Value
	Shares of the Global X Uranium ETF	URA	$44.93	$38.19, which is equal to 85.00% of its Initial Value	$31.45, which is equal to 70.00% of its Initial Value
	Shares of the State Street® Financial Select Sector SPDR® ETF	XLF	$58.16	$49.44, which is equal to 85.00% of its Initial Value	$40.71, which is equal to 70.00% of its Initial Value

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $1,177,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	August 14, 2026
Original Issue Date:

August 19, 2026

Delivery of the Notes will be made against payment therefor on the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Review Date:	November 16, 2026
Call Payment Date:	November 19, 2026
Final Valuation Date:	August 14, 2031
Maturity Date:	August 19, 2031

Automatic Call Feature:

If the Closing Value of each Reference Asset on the Review Date is equal to or greater than its respective Call Value, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus the Call Premium. Following an automatic call, no further amounts will be owed to you under the Notes.

Call Premium:	$170.00 (17.00% of the Principal Amount)
Payment at Maturity:

If the Notes are not automatically called, you will receive on the Maturity Date a cash payment per Note equal to:

￭If the Final Value of the Least Performing Reference Asset is greater than 85.00% of its Initial Value:

$1,000 + [$1,000 × Participation Rate × (Reference Asset Return of Least Performing Reference Asset + 15.00%)]

In this scenario, you will receive a positive return equal to the Participation Rate multiplied by the percentage by which the Final Value of the Least Performing Reference Asset is greater than 85.00% of its Initial Value.

￭If the Final Value of the Least Performing Reference Asset is equal to or less than 85.00% of its Initial Value and equal to or greater than its Buffer Value:

$1,000

￭If the Final Value of the Least Performing Reference Asset is less than its Buffer Value:

$1,000 + [$1,000 × (Reference Asset Return of Least Performing Reference Asset + Buffer Amount) × Downside Leverage Factor]

If the Notes are not automatically called and the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose approximately 1.4286% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount. You may lose up to 100.00% of the Principal Amount of your Notes.

Reference Asset Return:	With respect to a Reference Asset, the performance of that Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return
Participation Rate:	125.00%
Closing Value:

With respect to each Reference Asset, as specified under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity” in the accompanying product supplement

Initial Value:	With respect to each Reference Asset, its Closing Value on the Trade Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, its Closing Value on the Final Valuation Date
Call Value:	With respect to each Reference Asset, as set forth in the table above (in each case, rounded to the same number of decimal places as its Initial Value)
Buffer Value:	With respect to each Reference Asset, as set forth in the table above (in each case, rounded to the same number of decimal places as its Initial Value)
Buffer Amount:	30.00%, which is equal to the percentage by which the Buffer Values are less than the respective Initial Values
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.4286

Market Disruption Events and other Postponements:	The Review Date and the Final Valuation Date are subject to postponement, as described under “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Adjustments to the Reference Asset:

The Reference Assets and the terms of the Notes, including without limitation the Initial Values, Closing Values, Final Values, Call Values and Buffer Values, are subject to adjustment as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100.00% of the Principal Amount of your Notes.

●You believe that the Closing Value of each Reference Asset on the Review Date will be equal to or greater than its Call Value or that the Notes will not be automatically called and the Final Value of each Reference Asset will be greater than 85.00% of its Initial Value

●You understand and accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●You understand and accept that, if the Notes are not automatically called, you will suffer a loss on your investment if the Final Value of any Reference Asset is less than its Buffer Value and, in such circumstances, your losses will not be mitigated or offset in any way by the more favorable performance of any other Reference Asset

●You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

●You are willing to accept the market risks associated with the Reference Assets

●You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Assets and the Reference Asset Constituents

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100.00% of the Principal Amount of your Notes.

●You believe that the Closing Value of at least one Reference Asset on the Review Date will be less than its Call Value and that, if the Notes are not automatically called, the Final Value of at least one Reference Asset will be less than 85.00% of its Initial Value

●You do not fully understand or are unwilling to accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity

●You are unwilling to accept the market risks associated with the Reference Assets

●You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or other distributions on the Reference Assets and/or the Reference Asset Constituents

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

Hypothetical exAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Values, Call Values and Buffer Values were determined on the Trade Date and are set forth under “Summary” herein. The “Total Return on the Notes”, as used in these examples, is the number, expressed as a percentage, that results from comparing the total amount paid per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value of each Reference Asset:	$100.00
Hypothetical Call Value of each Reference Asset:	$85.00, which is 85.00% of its hypothetical Initial Value
Hypothetical Buffer Value of each Reference Asset:	$70.00, which is 70.00% of its hypothetical Initial Value
Participation Rate:	125.00%
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.4286
Buffer Amount:	30.00%
Call Premium:	$170.00 (17.00% of the Principal Amount)

The Notes are Subject to an Automatic Call					The Notes are Not Subject to an Automatic Call
Hypothetical Closing Value of the Least Performing Reference Asset on Review Date	Hypothetical Percentage Change of the Least Performing Reference Asset*	Call Premium	Payment on the Call Payment Date (per Note)	Total Return on the Notes	Hypothetical Final Value of the Least Performing Reference Asset	Hypothetical Reference Asset Return of the Least Performing Reference Asset	Hypothetical Percentage by which the Final Value of the Least Performing Reference Asset is greater than 85.00% of its Initial Value	Payment at Maturity (per Note)	Total Return on the Notes
$150.00	50.00%	$170.00	$1,170.00	17.00%	$150.00	50.00%	65.00%	$1,812.50	81.250%
$140.00	40.00%	$170.00	$1,170.00	17.00%	$140.00	40.00%	55.00%	$1,687.50	68.750%
$130.00	30.00%	$170.00	$1,170.00	17.00%	$130.00	30.00%	45.00%	$1,562.50	56.250%
$120.00	20.00%	$170.00	$1,170.00	17.00%	$120.00	20.00%	35.00%	$1,437.50	43.750%
$117.00	17.00%	$170.00	$1,170.00	17.00%	$117.00	17.00%	32.00%	$1,400.00	40.000%
$115.00	15.00%	$170.00	$1,170.00	17.00%	$115.00	15.00%	30.00%	$1,375.00	37.500%
$110.00	10.00%	$170.00	$1,170.00	17.00%	$110.00	10.00%	25.00%	$1,312.50	31.250%
$105.00	5.00%	$170.00	$1,170.00	17.00%	$105.00	5.00%	20.00%	$1,250.00	25.000%
$100.00	0.00%	$170.00	$1,170.00	17.00%	$100.00	0.00%	15.00%	$1,187.50	18.750%
$95.00	-5.00%	$170.00	$1,170.00	17.00%	$95.00	-5.00%	10.00%	$1,125.00	12.500%
$90.00	-10.00%	$170.00	$1,170.00	17.00%	$90.00	-10.00%	5.00%	$1,062.50	6.250%
$85.00	-15.00%	$170.00	$1,170.00	17.00%	$85.00	-15.00%	n/a	$1,000.00	0.000%
$80.00	-20.00%	n/a	n/a	n/a	$80.00	-20.00%	n/a	$1,000.00	0.000%
$70.00	-30.00%	n/a	n/a	n/a	$70.00	-30.00%	n/a	$1,000.00	0.000%
$60.00	-40.00%	n/a	n/a	n/a	$60.00	-40.00%	n/a	$857.14	-14.286%
$50.00	-50.00%	n/a	n/a	n/a	$50.00	-50.00%	n/a	$714.29	-28.571%
$40.00	-60.00%	n/a	n/a	n/a	$40.00	-60.00%	n/a	$571.43	-42.857%
$30.00	-70.00%	n/a	n/a	n/a	$30.00	-70.00%	n/a	$428.57	-57.143%
$20.00	-80.00%	n/a	n/a	n/a	$20.00	-80.00%	n/a	$285.71	-71.429%
$10.00	-90.00%	n/a	n/a	n/a	$10.00	-90.00%	n/a	$142.86	-85.714%
$0.00	-100.00%	n/a	n/a	n/a	$0.00	-100.00%	n/a	$0.00	-100.000%

* As measured from its Initial Value to its Closing Value on the Review Date

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

No interest

The Notes will not bear interest and, accordingly, you will not receive any payments on the Notes other than pursuant to an automatic call or, if the Notes are not automatically called, the Payment at Maturity.

If the Notes are not automatically called and the Final Value of any Reference Asset is less than 85.00% of its Initial Value, you will receive no positive return on your Notes and you may instead lose up to 100.00% of the Principal Amount of your Notes

You may receive no positive return on the Notes. If the Notes are not automatically called and the Final Value of any Reference Asset is less than 85.00% of its Initial Value, you will receive no positive return on your Notes and, if the Final Value of the Least Performing Reference Asset is less than its Buffer Value, your investment will be exposed to a loss on a leveraged basis. Specifically, you will lose approximately 1.4286% of the Principal Amount of your Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount. You may lose up to 100.00% of the Principal Amount of your Notes.

The Notes may be automatically called prior to the Maturity Date, in which case the return on the Notes will be limited to the Call Premium and are subject to reinvestment risk

If your Notes are automatically called, your potential return on the Notes will be limited to the Call Premium, regardless of any appreciation of the Reference Assets, which may be significant, and no further payments will be owed to you under the Notes after the Call Payment Date. Because the Call Value of each Reference Asset is less than its Initial Value, the Notes will be subject to an automatic call unless the Closing Value of at least one Reference Asset declines to less than its Call Value on the Review Date. Further, if the Notes are automatically called, you will not benefit from the Participation Rate which applies only to the Payment at Maturity if the Final Value of each Reference Asset is greater than 85.00% of its Initial Value, and the amount that you receive on the Notes could be less than if the Notes had remained outstanding until maturity.

Because the Notes could be called on the Call Payment Date, the holding period could be limited and you may not be able to reinvest any amounts received on the Notes following an automatic call at a comparable return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.

The Notes are exposed to the market risk of each Reference Asset

The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities or other assets, the determination as to whether the Call Premium is payable on the Review Date will be contingent on the performance of each individual Reference Asset on the Review Date and, if the Notes are not automatically called, the Payment at Maturity will be calculated based solely on the Final Value of the Least Performing Reference Asset.

Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset. For example, if the Closing Value of any Reference Asset on the Review Date is less than its Call Value, the Notes will not be automatically called and you will not receive the Call Premium, even if the Closing Values of the other Reference Assets on the Review Date are equal to or greater than their respective Call Values. It is therefore more likely that you will not receive the Call Premium than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets. Similarly, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Buffer Value, you will be exposed to the negative performance of the Least Performing Reference Asset in excess of the Buffer Amount on a leveraged basis, even if the other Reference Assets perform positively or do not decline as much as the Least Performing Reference Asset.

The amount payable on the Notes, if any, is not linked to the values of the Reference Assets at any time other than the Review Date or the Final Valuation Date

Whether the Notes will be automatically called will be based only on the Closing Values of the Reference Assets on the Review Date. The Notes may not be automatically called even if the value of each Reference Asset before or after the Review Date is higher than its Closing Value on the Review Date. Similarly, if the Notes are not automatically called, the Payment at Maturity will be based only on the Closing Values of the Reference Assets on the Final Valuation Date. The Final Value of a Reference Asset may be less than its Buffer Value (and, accordingly, the return on your Notes may be negative) even if the value of each Reference Asset at any other time during the term of the Notes is equal to or greater than its Buffer Value.

The Call Premium, Participation Rate, Call Value and Buffer Value reflect, in part, the volatility of the Reference Assets and greater volatility generally indicates an increased risk of loss at maturity

Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Notes, including the Call Premium, Participation Rate, Call Value and Buffer Value for each Reference Asset, are based on a number of factors, including the expected volatility of the Reference Assets. The Call Premium and Participation Rate are higher, and the Call Values and Buffer Values are lower, than they otherwise would have been had the expected volatility of the Reference Assets, calculated as of the time the terms of the Notes are determined, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that its Closing Value on the Review Date will be less than its Call Value and that its Final Value will be less than its Buffer Value and, as a consequence, indicates an increased risk of not receiving the Call Premium and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Call Premium and/or Participation Rate, and/or lower Call Value and/or Buffer Value, which may indicate an increased risk of loss.

In addition, while the Call Premium and the Buffer Value for each Reference Asset are set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not receive the Call Premium and/or that you will lose some or all of your principal at maturity.

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional interest-bearing senior debt security of the Bank.

Holding the Notes is not the same as holding the Reference Assets or any of the Reference Asset Constituents

Holding the Notes is not the same as holding the Reference Assets or the Reference Asset Constituents. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets or the Reference Asset Constituents would enjoy.

Risks Relating to Characteristics of the Reference Assets

The Notes are subject to market risk associated with the Reference Assets

The return on the Notes is directly linked to the performance of the Reference Assets and indirectly linked to the performance of their Reference Asset Constituents. The value of a Reference Asset can rise or fall sharply due to factors specific to its Reference Asset Constituents as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Reference Assets and the Reference Asset Constituents as if making a direct investment in the Reference Assets or the Reference Asset Constituents

Investors should conduct their own diligence of the Reference Assets and Reference Asset Constituents as an investor would if it were making a direct investment in the Reference Assets or the Reference Asset Constituents. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets or the Reference Asset Constituents. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets or the Reference Asset Constituents could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets or the Reference Asset Constituents.

Changes affecting each Reference Asset’s Target Index could have an adverse effect on the value of the Notes

Each Reference Asset seeks to track the performance of a specific index as described under “Information Regarding the Reference Assets” herein (its “Target Index”). The sponsor of its Target Index owns such Target Index and is responsible for its design and maintenance. The policies of the sponsor of its Target Index concerning the calculation of such Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in such Target Index, could affect the level of such Target Index and, consequently, could affect the market price of shares of each Reference Asset and, therefore, the market value of, and return on, the Notes. The sponsor of its Target Index may discontinue or suspend calculation or dissemination of such Target Index. Any such actions could have a material adverse effect on the market value of, and return on, the Notes.

The return on your Notes will not reflect any dividends paid on the Reference Assets or the Reference Asset Constituents

The return on your Notes will not reflect the return you would realize if you actually owned the Reference Assets and received the distributions paid on the Reference Assets or the Reference Asset Constituents. You will not receive any dividends that may be paid on any of the Reference Asset Constituents by their respective issuers (the “Reference Asset Constituent Issuers”) or the Reference Assets. See “Risks Relating to Return Characteristics — Holding the Notes is not the same as holding the Reference Assets or any of the Reference Asset Constituents” herein for additional information.

The Bank cannot control actions by the sponsor of any Reference Asset or the sponsor of any Target Index and no such entity has any obligation to consider your interests

The Bank and its affiliates are not affiliated with any sponsor of a Reference Asset or a Target Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of a Reference Asset or a Target Index. No such entity is involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.

Further, the sponsor of a Reference Asset may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation its policies concerning the calculation of the net asset value (“NAV”) of such Reference Asset, additions, deletions or substitutions of securities in its Target Index and the manner in which changes affecting its Target Index are reflected in such Reference Asset that could affect the market price of the shares of such Reference Asset and, therefore, the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if the sponsor of a Reference Asset changes these policies, for example, by changing the manner in which it calculates the NAV of such Reference Asset, or if the sponsor of a Reference Asset discontinues or suspends publication of the NAV of such Reference Asset, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return on the Notes.

There are risks associated with exchange-traded funds

Although each Reference Asset's shares are listed for trading on a national securities exchange and a number of similar products have been traded on NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Assets or that there will be liquidity in the trading market. In addition:

Management Risk

Each Reference Asset is subject to management risk, which is the risk that the investment strategy of its sponsor, the implementation of which is subject to a number of constraints, may not produce the intended results. No Reference Asset is actively managed and each may be affected by a general decline in market segments relating to its Target Index. The sponsor of each Reference Asset invests in securities included in, or representative of, its Target Index regardless of their investment merits. No sponsor of a Reference Asset attempts to take defensive positions in declining markets. Accordingly, the performance of a Reference Asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk

Under continuous listing standards adopted by the exchange on which shares of a Reference Asset trade, a Reference Asset will be required to confirm on an ongoing basis that the components of its Target Index satisfy the applicable listing requirements. In the event that its Target Index does not comply with the applicable listing requirements, a Reference Asset would be required to rectify such non-compliance by requesting that the sponsor of its Target Index modify such Target Index, adopting a new Target Index or obtain relief from the SEC. There can be no assurance that the sponsor of such Target Index would so modify such Target Index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in such Reference Asset being delisted from the exchange on which its shares trade.

Tracking and Underperformance Risk

In addition to the risk that a Reference Asset may not track its Target Index due to management risk as discussed above, the performance of a Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of its Target Index. Also, corporate actions with respect to the equity securities held in a Reference Asset’s portfolio (such as mergers and spin-offs) may impact the performance differential between such Reference Asset and its Target Index. Finally, because the shares of a Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of a Reference Asset may differ from the NAV per share of such Reference Asset.

For all of the foregoing reasons, the performance of a Reference Asset may not correlate with the performance of its Target Index. Consequently, the return on the Notes will not be the same as investing directly in such Reference Asset, in its Target Index or in its Reference Asset Constituents and will not be the same as investing in a debt security with payments linked to the performance of its Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

The Notes may be subject to mid-capitalization stock risks

The Notes are subject to risks associated with mid-capitalization companies because the SMH Fund may invest in stocks of companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the SMH Fund may be more volatile than that in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The Notes are subject to risks associated with the semiconductor industry

The Notes are subject to risks associated with the semiconductor industry because the SMH Fund seeks to track the performance of its Target Index which is comprised of the stocks of companies representing the semiconductor industry. The performance of companies in the semiconductor industry will be influenced by factors such as geopolitical events, supply and demand for products produced by such companies, governmental actions, regulatory developments, environmental conditions, and exchange rates that interrelate in complex and unpredictable ways. Adverse developments in the semiconductor industry may have an adverse effect on the value of the SMH Fund and, accordingly, on the value of the Notes. The SMH Fund will be more affected by the performance of the semiconductor industry than a fund that invests in a more diversified portfolio of assets.

The Notes are subject to currency exchange rate risk

The Notes are subject to currency exchange rate risk because the URA Fund and SMH Fund may invest in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Notes may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the URA Fund and SMH Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the Reference Asset Constituents will be adversely affected and the market value of, and return on, the Notes may decrease.

The Notes are subject to risks associated with non-U.S. securities

The URA Fund and SMH Fund is subject to risks associated with non-U.S. securities. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Reference Asset Constituent(s) include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Time zone differences between the cities where a Reference Asset and its Reference Asset Constituents trade may create discrepancies in trading prices

As a result of the time zone difference between the cities where the shares of a Reference Asset and its Reference Asset Constituents trade, there may be discrepancies between the values of its Reference Asset Constituents and the market value of the Notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of its Reference Asset Constituents of a Reference Asset remaining unchanged for multiple trading days in the city where the shares of a Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which a Reference Asset trades is closed.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets

The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

The URA Fund does not measure the performance of uranium

The URA Fund measures the performance of shares of uranium industry companies and not uranium, and may under- or over-perform uranium over the short- or long-term.

The Notes are subject to emerging markets risk

The URA Fund is subject to risks associated with emerging market companies and emerging market securities that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies' value. These factors could include changes in the emerging market government's economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the URA Fund is susceptible.

The Notes are subject to risks associated with investments in the uranium industry

The Notes are subject to risks associated with investments in the uranium industry because the Target Index of the URA Fund is comprised of the stocks of companies primarily engaged in the uranium industry. The URA Fund may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the URA Fund primarily invests in stocks and American depositary receipts of companies that are involved in the uranium industry, its shares, and the value of securities linked to its shares, are subject to certain risks associated with such companies. Uranium companies are exposed to risks related to the exploration industry, the oil, gas and consumable fuels industry, the energy sector, and the uranium mining industry. The value of securities issued by companies in the energy sector may decline for many reasons, including, without limitation, changes in energy prices; international politics; energy conservation; the success of exploration projects; natural disasters or other catastrophes; changes in exchange rates, interest rates, or economic conditions; changes in demand for energy products and services; and tax and other government regulatory policies. Actions taken by central governments may dramatically impact supply and demand forces that influence energy prices, resulting in sudden decreases in value for companies in the energy sector. The oil, gas and consumable fuels industry is cyclical and highly dependent on the market price of fuel. The market value of companies in the oil, gas and consumable fuels industry are strongly affected by the levels and volatility of global commodity prices, supply and demand, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances. Companies in the oil, gas and consumable fuels industry are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies' earnings. Actions taken by central governments may dramatically impact supply and demand forces that influence the market price of fuel, resulting in sudden decreases in value for companies in the oil, gas and consumable fuels industry. A significant portion of their revenues depends on a relatively small number of customers, including governmental entities and utilities. As a result, governmental budget restraints may have a material adverse effect on the stock prices of companies in the industry. Uranium companies may be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, and political stability. Commodity prices may fluctuate substantially over short periods of time; therefore, the share price of the URA Fund may be more volatile than other types of investments. In addition, metals and mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources, and mandated expenditures for safety and pollution control devices. Metals and mining companies may have significant operations in areas at risk for social and political unrest, security concerns and environmental damage. These companies may also be at risk for increased government regulation and intervention. The primary demand for uranium is from the nuclear energy industry, which uses uranium as fuel for nuclear power plants. Demand for nuclear energy may face considerable risk as a result of, among other risks, incidents and accidents, breaches of security, ill-intentioned acts or terrorism, air crashes, natural disasters (such as floods or earthquakes), equipment malfunctions or mishandling in storage, handling, transportation, treatment or conditioning of substances and nuclear materials. Such risks may adversely affect the issuers to which the URA Fund has exposure.

The Notes are subject to risks associated with the financial sector

The Notes are subject to risks associated with the financial sector because the XLF Fund is comprised of the stocks of companies in the financial sector. The XLF Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.

The Notes are subject to risks associated with mortgage REITs

The Reference Asset Constituents of the XLF Fund include companies that are mortgage real estate investment trusts (“REITs”), which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the mortgage REIT when due. In the event of a default by a borrower, the mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a mortgage REIT could fail to qualify for favorable tax or regulatory treatment.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the Trade Date) is lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the

Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and/or other dealers participating in the offering of the Notes, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market-making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) the correlation among the Reference Assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the automatic call feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the values of the Reference Assets or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of the Reference Assets, futures and/or other instruments linked to the Reference Assets or one or more Reference Asset Constituents. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more Reference Asset Constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of a Reference Asset or the Reference Asset Constituents. Any of these hedging activities may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, SCUSA and/or our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the sponsors of the Reference Assets and/or the issuers of the Reference Asset Constituents and the market activities by the Bank, SCUSA and/or our other affiliates for our own account or for our clients could negatively impact investors in the Notes

We, SCUSA and/or our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Assets, the Reference Asset Constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of one or more Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the sponsors of the Reference Assets and/or the issuers of the Reference Asset Constituents, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of one or more Reference Assets and the market for your Notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Assets, the Reference Asset Constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA and/or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, SCUSA and/or our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Assets, the Reference Asset Constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, SCUSA and/or our other affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Calculation Agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Notes

For antidilution and certain other events affecting a Reference Asset, the Calculation Agent may make adjustments to its Initial Value, Call Value, Buffer Value, Closing Value and/or Final Value, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect a Reference Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and any payment on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Notes. Following a de-listing, liquidation or termination of a Reference Asset, any amount payable on the Notes may be based on a share of another exchange-traded fund or calculated by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Reference Asset. For more information, see “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any payment upon an automatic call or at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Reference AssetS

VanEck® Semiconductor ETF

We have derived all information contained herein regarding the VanEck® Semiconductor ETF (the “SMH Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to change by the sponsor of the SMH Fund, Van Eck Associates Corporation (“Van Eck”) and the sponsor of its Target Index, as defined below.

The SMH Fund is one of the separate investment portfolios that constitute the VanEck® ETF Trust (“VanEck Trust”). The SMH Fund seeks to provide investment results that correspond generally to the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (its Target Index). Its Target Index tracks the performance of the largest U.S.-listed companies that generate at least 50% of their revenues from semiconductors, and contains only companies which are engaged primarily in the production of semiconductors and semiconductor equipment. Its Target Index is calculated, maintained and published by, MV Index Solutions GmbH. The sponsor of its Target Index is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.

Select information regarding the SMH Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SMH Fund’s website. Expenses of the SMH Fund reduce the net asset value of the assets held by the SMH Fund and, therefore, reduce the value of the shares of the SMH Fund.

The SMH Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in a portfolio of securities that generally replicates its Target Index. The SMH Fund normally invests at least 80% of its total assets in securities that comprise its Target Index. The SMH Fund may concentrate its investments in a particular industry or group of industries to the extent that its Target Index concentrates in an industry or group of industries. The SMH Fund may or may not hold all of the securities that are included in its Target Index.

Shares of the SMH Fund are listed on the Nasdaq Stock Market under ticker symbol “SMH”.

Information from outside sources including, but not limited to the prospectus related to the SMH Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SMH Fund or the Target Index.

Information filed by the SMH Fund with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360.

Historical Information

We obtained the information regarding the historical performance of the shares of the SMH in the graph below from Bloomberg Professional® service (“Bloomberg”). The graph below illustrates the performance of the shares of the SMH from January 1, 2021 through August 14, 2026. The dotted lines represent its Call Value of $499.65 and its Buffer Value of $411.47, which are equal to 85.00% and 70.00% of its Initial Value, respectively.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Shares of the VanEck® Semiconductor ETF

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Global X Uranium ETF

We have derived all information contained herein regarding the Global X Uranium ETF (the "URA Fund") and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the URA Fund's investment adviser, Global X Management Company LLC (its "sponsor") and the sponsor of the Target Index, as defined below.

The URA Fund is an exchange-traded fund of Global X Funds® (the "Global X Trust"), a registered investment company. The URA Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index (the "Target Index"). The Target Index is designed to measure broad-based equity market performance of global companies involved in the uranium industry, including companies that are engaged in uranium mining, exploration for uranium, technologies related to the uranium industry and the production of nuclear components. The Target Index is calculated, maintained and published by, Solactive AG (the "index sponsor"). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.

Select information regarding the URA Fund's expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the URA Fund's website. Expenses of the URA Fund reduce the net asset value of the assets held by the URA Fund and, therefore, reduce the value of the shares of the URA Fund.

The URA Fund, using a "passive" or indexing investment approach, attempts to approximate the investment performance of the Target Index by investing in a portfolio of securities that generally replicates the Target Index. The URA Fund normally invests at least 80% of its total assets in securities that comprise the Target Index and normally invests at least 80% of its total assets in common stocks and depositary receipts of companies that are active in some respect of the uranium industry. The URA Fund may also invest in companies that do not derive a significant percentage of revenues from activities related to the uranium industry, but generate large absolute revenues from the uranium industry (in particular, uranium mining, exploration for uranium, physical uranium investments, technologies related to the uranium industry, or the production of nuclear components).

Shares of the URA Fund are listed on the NYSE Arca under the ticker symbol "URA".

Information from outside sources including, but not limited to the prospectus related to the URA Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the URA Fund or the Target Index.

Information filed by the Global X Trust with the SEC, including the prospectus for the URA Fund, can be found by reference to its SEC file numbers: 333-151713 and 811-22209 or its CIK Code: 0001432353.

Historical Information

We obtained the information regarding the historical performance of the shares of the URA Fund in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the shares of the URA Fund from January 1, 2021 through August 14, 2026. The dotted lines represent its Call Value of $38.19 and its Buffer Value of $31.45, which are equal to 85.00% and 70.00% of its Initial Value, respectively.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Shares of the Global X Uranium ETF

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State Street® Financial Select Sector SPDR® ETF

We have derived all information contained herein regarding the State Street® Financial Select Sector SPDR® ETF (the “XLF Fund”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc.( its “sponsor”), and the sponsor of its Target Index.

The XLF Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of the Financial Select Sector Index (its “Target Index”), which is comprised of companies in the Financial sector. The Target Index is one of the Select Sector sub-indices of the S&P 500® Index. Please see “Exchange-Traded Funds — The Select Sector SPDR® Funds” in the accompanying underlier supplement for additional information regarding the XLF Fund and its sponsor. Additional information regarding the XLF Fund, including its portfolio holdings, may be available on the website for the XLF Fund.

Historical Information

We obtained the information regarding the historical performance of the shares of the XLF Fund in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the shares of the XLF Fund from January 1, 2021 through August 14, 2026. The dotted lines represent its Call Value of $49.44 and its Buffer Value of $40.71, which are equal to 85.00% and 70.00% of its Initial Value, respectively.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Shares of the State Street® Financial Select Sector SPDR® ETF

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Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.

Section 1260. Because the issuer of each Reference Asset would be treated as a pass-thru entity for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product supplement.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code, as discussed above), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, has agreed to purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at the Principal Amount. The Bank will also periodically pay any such third-party dealer a structuring fee per Note in the amount indicated on the cover hereof with respect to all of the Notes. We or one of our affiliates will also pay a fee to iCapital Markets LLC, an unaffiliated broker-dealer, for services it is providing in connection with this offering. The costs included in the Original Issue Price will also include fees paid by us or one of our affiliates to one or more other electronic platforms for providing certain other electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

SCUSA and our other affiliates may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on October 9, 2024.